Exhibit 4.20
Exhibit A
to
Term Loan Agreement
Form of Term Loan Note

Lender: [Name of Lender]	New York, New York
Principal Amount: [$ ]	December 20, 2006
          For value received, the undersigned, Revlon Consumer Products Corporation, a Delaware corporation (the “Company”), hereby promises to pay to the order of the Lender set forth above (the “Lender”) the Principal Amount set forth above, or, if less, the aggregate unpaid principal amount of the Term Loan (as defined in the Term Loan Agreement referred to below) of the Lender to the Company, payable at such times, and in such amounts, as are specified in the Term Loan Agreement.
          The Company promises to pay interest on the unpaid principal amount of such Term Loan from the date made until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Term Loan Agreement.
          Both principal and interest are payable in Dollars to Citicorp USA, Inc. (“Citicorp”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), at 388 Greenwich Street, New York New York 10013, in immediately available funds.
          This Note is one of the Term Loan Notes referred to in, and is entitled to the benefits of, the Term Loan Agreement, dated as of December 20, 2006 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), among the Company, the Lenders party thereto, the Administrative Agent, Citicorp, as collateral agent for the Secured Parties, and JPMorgan Chase Bank, N.A., as syndication agent. Capitalized terms used herein and not defined herein are used herein as defined in the Term Loan Agreement.
          The Term Loan Agreement, among other things, (a) provides for the making of a Term Loan by the Lender to the Company in an aggregate amount not to exceed at any time outstanding the Principal Amount set forth above, the indebtedness of the Company resulting from such Term Loan being evidenced by this Note and (b) contains provisions for acceleration of the maturity of the unpaid principal amount of this Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified.
          This Note is entitled to the benefits of the Guaranty and is secured as provided in the Security Documents.
          Demand, diligence, presentment, protest and notice of non-payment and protest are hereby waived by the Company.
          This Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

A-1

          In witness whereof, the Company has caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at the place set forth above.

Revlon Consumer Products Corporation
By:
Name:
Title:

[Signature Page from Term Loan Note of Revlon Consumer Products Corporation]